EXHIBIT 10.6

Executive Performance Unit Plan

2005 Plan

(For Performance Period Beginning January 1, 2005

and Ending December 31, 2007)

Plan Document

FHLBSF 2005 PUP – Plan Document

Section 1: Purpose of the Plan

The purpose of the Federal Home Loan Bank of San Francisco Performance Unit Plan (“PUP” or “Plan”) is to motivate key executives to exceed specified long-term Bank goals that directly support the business plan and long-term strategic plan. The attainment of targeted goals established for executives and the Bank can result in significant rewards to the executives who are eligible to participate in the Plan. The Plan is also designed to assist the Bank in attracting and retaining outstanding executives by providing long-term incentive reward opportunities tied to the performance of the Bank against specified performance measures.

Section 2: Definitions – The following terms used in this Plan have these meanings:

2.1	Bank – Federal Home Loan Bank of San Francisco.

2.2	Board – the Board of Directors of the Bank.

2.3	Dividend Potential – one of the performance factors, as defined by the Plan, which constitute a Performance Metric.

2.4	Extraordinary Occurrences – those events that, in the opinion and discretion of the Board, are outside the significant influence of the Participants or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank’s operating and/or financial results, including, without limit, movement in interest rates, changes in financial strategies or policies or significant change in Bank membership.

2.5	Final Award - the amount ultimately paid to an eligible executive under the Plan.

2.6	Market Penetration – one of the performance factors, as defined by the Plan, which constitute a Performance Metric.

2.7	Member – a member of the Bank.

2.8	Participant – an officer of the Bank who is eligible to participate as designated in the Plan.

2.9	Performance Metric – each performance factor that is taken into consideration under the Plan in determining the value of the Plan Award.

2.10	Performance Period – the three-year period beginning January 1, 2005 and ending on December 31, 2007.

2.11	Plan – the Federal Home Loan Bank of San Francisco Performance Unit Plan (“PUP”).

2.12	Plan Award – an amount that is provisionally determined at the end of the Performance Period subject to adjustment as provided in Section 4.3.

2.13	Plan Year – a calendar year (January 1 through December 31) within a performance period.

2.14	Target Award – the award that may be earned for achieving target performance levels under each Performance Metric.

FHLBSF 2005 PUP – Plan Document

Section 3: General Description of the Plan

3.1	The Plan is a cash-based long-term incentive plan that establishes individual three-year Target Awards expressed as a percentage of a Participant’s base salary on February 1, 2005. The Plan establishes incentive awards related to achievement of Bank performance over a three-year Performance Period. The 2005 Plan is effective January 1, 2005 and is based on performance from January 1, 2005 through December 31, 2007.

3.2	Performance Metrics for the Plan are Dividend Potential (weighted 60%) and Market Penetration (weighted 40%). Target Performance Metric levels reflect the Bank’s long-term performance expectations.

3.3	Dividend Potential is the primary measure the Bank uses to determine total rate of return and is expressed as the spread over the Bank’s benchmark yield on invested capital before any provisions for retained earnings or accounting impacts of FAS 133. The target Dividend Potential is consistent with the Bank’s strategic plan forecast, and reflects the Bank’s mission-consistent focus on Member’s mortgage finance business. The target, threshold and maximum Dividend Potential for the Performance Period are set forth in the table in Section 4.2.

3.4	Market Penetration is calculated using a 3-year average of Member credit as a percentage of the Members’ total wholesale borrowings over the Performance Period. The target Market Penetration goal for the Performance Period is the average of the Market Penetration goals set under the Bank’s Executive Incentive Plan for each of the three years in the Performance Period. The threshold and maximum Market Penetration goals are 75% and 200% of the target Market Penetration goal, respectively.

Section 4: Plan Awards

4.1	The Target Award is a percentage of the Participant’s February 1, 2005 base salary and is established at the beginning of the Performance Period. The Target Award percentages of base salary are as follows:

Position Level	Target Award %
President	30%
Executive Vice President	27%
Senior Vice Presidents	25%
Vice President, Human Resources	18%

FHLBSF 2005 PUP – Plan Document

4.2	Except as provided in Section 4.3, Plan awards are based on the level at which the three-year Performance Metrics have been achieved; provided, however, if the Bank fails to achieve performance at or above the threshold level for either of the Performance Metrics, no awards will be payable under the 2005 Plan. Initially, the Plan Awards will be determined pursuant to the following table, subject to modification by the Board, pursuant to Section 4.3:

If actual performance under the Plan falls between performance levels specifically designated in the table, then the amount of the Plan Award will be calculated by linear interpolation.

4.3	Final Awards are determined by the Board in its sole discretion promptly after the Performance Period based upon the amount determined pursuant to Section 4.2, modified up or down at the Board’s discretion (+/-25% of the dollar amount of the Target Award derived from the table above) to account for performance that is not captured in the Performance Metrics, provided that the Board in its sole discretion may consider Extraordinary Occurrences when assessing performance results and determining Final Awards and may adjust the Performance Metrics to ensure that the purpose of the Plan is served.

Section 5: Payment of Awards

5.1	Final Awards will be paid to Participants promptly after the end of the Performance Period.

5.2	To be eligible for payment of a Final Award, a Participant must be employed with the Bank in an eligible position at the end of the Performance Period and when the Final Award is disbursed. Final Awards will be prorated for Participants promoted or hired into an eligible position during the Performance Period, and for Participants who take a leave of absence during the Performance Period.

5.3	In the event of a Participant’s voluntary or involuntary termination of employment during a Performance Period, no award will be made under the Plan except as provided under Section 5.4.

5.4	In the event of a termination of employment due to (a) voluntary retirement, after reaching normal retirement age as defined in the Bank’s Deferred Compensation Plan as then in effect, (b) death, or (c) long-term disability (as defined in the Bank’s Long Term Disability Plan) during a Performance

FHLBSF 2005 PUP – Plan Document

Period, a prorated award will be paid to the Participant (or the Participant’s Personal Representative in the case of death). The Board will have the authority, in its sole discretion, to waive the proration feature of the Plan. The amount of any prorated award will be determined by the number of months that the Participant was employed by the Bank and not on a leave of absence during the Performance Period, divided by 36.

Section 6: Plan Administration

6.1	The President has the sole responsibility for interpreting and administering the Plan. The President’s decisions regarding the construction, interpretation, and administration of the Plan shall be final and binding on all parties.

6.2	The financial information necessary to measure performance during the Performance Period will be determined by the President and reported to the Board. The Board may direct the President to have the financial information audited by the Bank’s internal or external auditors prior to submission to the Board for purposes of determining Final Awards.

Section 7: Miscellaneous

7.1	No right to an award is created under the Plan, and no right or interest in the Plan or in any award is assignable or transferable, or subject to any lien or encumbrance, either directly or indirectly, by operation of law or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

7.2	Participation in the Plan does not guarantee or create any right to continued employment by the Bank, and the Bank reserves the right to dismiss any Participant at any time. Participation in any one Performance Period does not guarantee participation in any other Performance Period.

7.3	All awards to be paid under the Plan will be subject to all applicable withholding taxes, including federal and state income taxes and employment taxes. The Bank will withhold such taxes in accordance with applicable tax regulations.

7.4	This Plan Document represents the final, exclusive and complete statement of the terms of the Plan, and supersedes any and all prior or contemporaneous understandings, representations, documents and communications of the Bank, the Board or the Participants, whether oral or written, relating to Plan.

7.5	No payout or award from this Plan shall be included in the definition of “pay” or “compensation” for purposes of any retirement benefit calculation, agreement, or plan, whether qualified or nonqualified, maintained or sponsored by the Bank.

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